Exhibit 10.6

Stock Option Award Agreement

2008 Award

Throughout this Award Agreement we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”

1. Award of Option Right

On May 4, 2008 (the “Date of Grant”), the Human Capital and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Sprint Nextel granted you an Option Right to purchase from us 154,004 shares of Series 1 common stock, par value $2.00 per share of Sprint Nextel (the “Common Stock”) at an Option Price of $7.89 per share. The Option Right is governed by the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) and is subject to the terms and conditions described in this Award Agreement. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”).

2. When the Option Right Becomes Exercisable

Your Option Right becomes exercisable at a rate of 1/3rd of the total number of shares subject to purchase on each of February 11, 2009, February 11, 2010, and February 11, 2011, conditioned upon you continuously serving as our employee through those vesting dates. You will forfeit the unvested shares under your Option Right if your service with us ends for any reason, unless vesting accelerates as described in paragraph 3 below.

3. Acceleration of Vesting

Unvested shares under your Option Right may become vested before the time at which they would normally become vested by the passage of time — that is, the vesting may accelerate. Accelerated vesting can apply in the four circumstances described below.

Event	Condition for acceleration	Effective date of acceleration

Death	If you die before your Termination Date	Death

Disability	If you have a termination of employment under circumstances that would make you eligible for benefits under the company’s long-term disability plan	Your Termination Date

Change in Control	If you have a termination of employment during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Nextel Separation Plan, the CIC Severance Plan, or your employment agreement (if applicable).	The date of your involuntary termination without Cause (i.e., last day worked) during the CIC Severance Protection Period

Normal Retirement	If your Termination Date is on or after • The first anniversary of the Date of Grant, and • Your 65th birthday.	Your Termination Date

CIC Severance Plan means the Sprint Nextel Corporation Change in Control Plan, as it may be amended from time to time or any successor plan.

CIC Severance Protection Period is defined in the Plan. It means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death.

Sprint Nextel Separation Plan means the Sprint Nextel Separation Plan as it may be amended from time to time or any successor plan.

Termination Date means your termination of employment, or if, after your involuntary termination you receive severance from us paid according to our payroll cycle (i.e., not in a lump sum), Termination Date means the last day of your severance pay period.

4. Exercise of Option Right

To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. To exercise you must:

•	deliver a written election under procedures established by the Treasurer of Sprint Nextel (including by approved electronic medium) and
•	pay the Option Price.

You may pay the Option Price by

•	check or by wire transfer of immediately available funds,
•	actual or constructive transfer of shares of Common Stock you have owned for at least six months having a market value on the Exercise Date equal to the total Option Price, or
•	by any combination of cash, shares of Common Stock and other consideration as the Compensation Committee may permit.

If you pay the Option Price by delivery of funds or shares of Common Stock, the value per share for purposes of determining your taxable income from such an exercise will be the Market Value Per Share of the Common Stock on the immediately preceding day before the exercise except that we will use the average of the high and low prices on that date in lieu of the closing price.

To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker designated by the Treasurer of Sprint Nextel. The Market Value Per Share for purposes of determining your taxable income from such an exercise will be the actual price at which the broker sold the shares.

5. Expiration of Option Right

Unless terminated earlier in accordance with the terms of this Award Agreement or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). If the tenth anniversary of the Grant Date, however, is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Expiration Date will occur at 4:00 P.M., U.S. Eastern Time, on the first business day before the tenth anniversary of the Grant Date.

6. Effect of your Termination of Employment

The length of time you have to exercise your vested Option Right after your termination of employment from us depends on the reason for your termination. The table below describes the post-termination exercise period for the various termination reasons. In no event, however, may you exercise your Option Right after the Expiration Date.

Termination Event	Time to Exercise Vested Options

Resignation	May exercise up to 90 days after your Termination Date

Death *	May exercise up to 12 months after your Termination Date

Disability *	May exercise up to 60 months after your termination of employment under circumstances that would make you eligible for benefits under the company’s long-term disability plan

Early Retirement (i.e., on your Termination Date you would be eligible to commence early or special early retirement benefits under the Sprint Retirement Pension Plan whether or not you are a participant in that plan)	May exercise up to 60 months after your Termination Date

Normal Retirement (i.e., your Termination Date is on or after your 65th birthday) *	May exercise up to 60 months after your Termination Date

Involuntary termination (not for Cause) not in connection with a Change in Control	May exercise up to: • 90 days after your Termination Date, or • 60 months after your Termination Date if you are eligible for Early Retirement or Normal Retirement on your Termination Date

If you have a termination of employment during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Nextel Separation Plan, the CIC Severance Plan, or your employment agreement (if applicable). *	May exercise up to: • 90 days after your Termination Date, or • 60 months after your Termination Date if you are eligible for Early Retirement or Normal Retirement on your Termination Date

For Cause	Forfeited

*	See paragraph 3 for rules regarding acceleration of vesting.

If the last day to exercise under the schedule described in the table above is a Non-Business Day, then you must exercise no later than the previous business day.

You are solely responsible for managing the exercise of your Option Award in order to avoid inadvertent expiration.

7. Transfer of your Option Right and Designation of Beneficiaries

Your Option Right represents a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate.

8. Plan Terms

All capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available on line at http://iconnect.nextel.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20050315_11555#LTI.

9. Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

10.	Amendment; Discretionary Nature of Plan

This Award Agreement is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Award Agreement may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Option Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Option Awards, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares underlying the Option Award granted, and vesting provisions.

11.	Data Privacy

By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

12.	Governing Law

This Award Agreement will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered upon the exercise of the Option Right unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

13.	Severability

The various provisions of this Award Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14.	Entire Agreement

You hereby acknowledge that you have read the 2007 Omnibus Incentive Plan Information Statement dated April 2008 (the “Information Statement”) available on line at http://iconnect.nextel.com/portal/iland/?dochome=iw&docpath=

IntranetDirectory/LandingPage/20050315_11555#LTI. To the extent not inconsistent with the provisions of this Award Agreement, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Award Agreement, along with the Information Statement and the Plan, contain the entire understanding of the parties.

Sprint Nextel Corporation

By:	/s/ Sandra Price

/s/ Steve Elfman
Steven L. Elfman

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933